Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Return Optimization Securities linked to a Diversified Equity Fund Basket due June 20, 2016	$3,335,000.00	$454.89
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated September 10, 2012)

UBS AG $3,335,000 Trigger Return Optimization Securities

Linked to a Diversified Equity Fund Basket due June 20, 2016

Investment Description

UBS AG Trigger Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of a weighted basket (the “diversified equity fund basket”) of exchange traded funds (each, a “basket equity”). If the basket return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 2.00 times the basket return, up to the maximum gain of 37.00%. If the basket return is zero or negative and the final basket level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final basket level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Enhanced Growth Potential: At maturity, the Securities enhance any positive basket return up to the maximum gain. If the basket return is negative, investors will be exposed to the negative basket return at maturity if the final basket level is less than the trigger level.
☐	Contingent Repayment of Principal at Maturity: If the basket return is zero or negative and the final basket level is not below the trigger level, UBS will repay the principal amount at maturity. However, if the final basket level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the negative basket return. The contingent repayment of principal applies only if your hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date	June 14, 2013
Settlement Date	June 19, 2013
Final Valuation Date*	June 14, 2016
Maturity Date*	June 20, 2016
*	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Trigger Return Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE DIVERSIFIED EQUITY FUND BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE TRIGGER RETURN OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Trigger Return Optimization Securities linked to a diversified equity fund basket of exchange traded funds, each of which we refer to as a “basket equity” and collectively as the “diversified equity fund basket.” The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Basket Equities	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Basket Level	Trigger Level	CUSIP	ISIN
Diversified Equity Fund Basket*	2.00	37.00%	$13.70	100	75	90271C817	US90271C8174

*See Final Terms” on page 4 and “Basket Information” on page 13 of this pricing supplement.

The estimated initial value of the Securities as of the trade date is $9.49 for Securities linked to the diversified equity fund basket. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Trigger Return Optimization Securities (“Trigger ROS”) product supplement relating to the Securities, dated September 10, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Trigger ROS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.25	$9.75
Total	$3,335,000.00	$83,375.00	$3,251,625.00

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated June 14, 2013

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Trigger ROS product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Trigger Return Optimization Securities dated September 10, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000301/c323338_690769-424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Trigger Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Trigger ROS product supplement” mean the UBS product supplement, dated September 10, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the diversified equity fund basket.
♦	You believe the diversified equity fund basket will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of 37.00%.
♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain of 37.00%.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the diversified equity fund basket.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the basket equities.
♦	You are willing to hold the Securities to maturity, a term of approximately 3 years, and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the diversified equity fund basket.
♦	You believe that the level of the diversified equity fund basket will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date, or you believe the diversified equity fund basket will appreciate over the term of the Securities by more than the maximum gain of 37.00%.
♦	You seek an investment that has unlimited return potential without a cap on appreciation and you are unwilling to invest in the Securities based on the maximum gain of 37.00%.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the diversified equity fund basket.
♦	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.
♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 3 years, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-15 of the Trigger ROS product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 3 years.
Maximum Gain	37.00%
Multiplier	2.00
Diversified Equity Fund Basket	The Securities are linked to a weighted basket consisting of 7 exchange traded funds (each, a “basket equity”) below.
	Basket Equity	Ticker
	iShares® MSCI Emerging Markets Index Fund	EEM
	PowerShares S&P 500® Low Volatility Portfolio	SPLV
	The Technology Select Sector SPDR® Fund	XLK
	iShares® MSCI United Kingdom Index Fund	EWU
	iShares® Russell 2000 Index Fund	IWM
	SPDR® S&P MidCap 400® ETF Trust	MDY
	WisdomTree Japan Hedged Equity Fund	DXJ
Basket Weightings	With respect to: (i) EEM Fund: 20%, (ii) SPLV Fund: 20%, (iii) XLK Fund: 20%, (iv) EWU Fund: 10%, (v) IWM Fund: 10%, (vi) MDY Trust: 10% and (vii) DXJ Fund: 10% .
Payment at Maturity (per Security)	If the basket return is positive, UBS will pay you an amount in cash equal to:
$10.00 + ($10.00 × the lesser of (2.00 × Basket Return) and (Maximum Gain))
If the basket return is zero or negative and the final basket level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount:
$10.00
If the final basket level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:
$10.00 + ($10.00 × Basket Return)

Basket Return	Final Basket Level - Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level	The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows:
100 × [1 + (EEM Fund return × 20%) + (SPLV Fund return × 20%) + (XLK Fund return × 20%) + (EWU Fund return × 10%) + (IWM Fund return × 10%) + (MDY Trust return × 10%) + (DXJ Fund return × 10%)], where the return for each basket equity is equal to the basket equity return of the respective basket equity.
Trigger Level	75, which is equal to 75% of the initial basket level.
Basket Equity Return	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:
Final Equity Price - Initial Equity Price Initial Equity Price
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent, as specified under “Basket Information” on page 11 of this pricing supplement.
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Trigger ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the basket return is negative, UBS will pay you the principal amount of your Securities in cash only if the final basket level is greater than or equal to the trigger level and will only make such payment at maturity. If the final basket level is below the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the diversified equity fund basket from the trade date to the final valuation date.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the diversified equity fund basket is above the trigger level.
♦	The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 2.00 times the diversified equity fund basket’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 37.00%. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain, and your return on the Securities may be less than it would be in a direct investment in the diversified equity fund basket or the basket equities.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity or the issuer of such basket equity or the securities constituting the assets of the basket equity issuers. These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the basket equity issuers with the SEC.
♦	Fair value considerations.
♦	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the basket equities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Changes in closing prices of the basket equities may offset each other — The Securities are linked to a weighted basket comprised of the basket equities. Where the final equity price of one or more of the basket equities increases relative to the corresponding initial equity price(s), the final equity price of one or more of the other basket equities may not increase by the same amount or may even decline. Therefore, in calculating the final basket level, increases in the price of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the price of one or more of the other basket equities. This affect is further amplified by the differing weights of the basket equities. The more heavily weighted basket equities, namely the EEM Fund, the SPLV Fund and the XLK Fund, will have a larger impact on the basket return than the EWU Fund, the IWM Fund, the MDY Trust and the DXJ Fund, the lesser weighted basket equities.
♦	Owning the Securities is not the same as owning the basket equities — The return on your Securities may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the basket equities may have.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the diversified equity fund basket will rise or fall. There can be no assurance that the level of the diversified equity fund basket will rise above the initial basket level or that the final basket level will not fall below the trigger level. The final basket level of the diversified equity fund basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the basket equities or the securities constituting the assets of the basket equity issuers. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.
♦	There is no affiliation between UBS and the issuers of the constituent stocks of the basket equity (the “basket equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the basket equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the basket equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the basket equity or the basket equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into the basket equity and the basket equity constituent stock issuers. The basket equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The basket equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.
♦	The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the initial equity price of the affected basket equity. However, the calculation agent will not make an adjustment in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of a basket equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.
♦	The value of any basket equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of any basket equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a basket equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket equity may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.
♦	Failure of one or more basket equities to track the level of their applicable underlying indices — While each basket equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each basket equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each basket equity will not be equal to the performance of its underlying index during the term of the Securities.
♦	The Securities are subject to currency exchange rate risk — The EEM Fund, the EWU Fund and the DXJ Fund all invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EEM Fund, the EWU Fund or the DXJ Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the EEM Fund, the EWU Fund and the DXJ Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which EEM Fund, the EWU Fund and the DXJ Fund invest will be adversely affected and the value of the Securities may decrease.
♦	The Securities are subject to non-U.S. securities market risk — The Securities are linked to a diversified equity fund basket which includes shares of the EEM Fund, the EWU Fund and the DXJ Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

Additionally, the companies whose shares comprise the EWU Fund are located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the EWU Fund and, consequently, on the value of the Securities.

♦	The Securities are subject to emerging markets risk — The Securities are linked to a diversified equity fund basket which includes shares of the EEM Fund and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.
♦	Risks associated with Japanese securities markets — The DXJ Fund tracks the value of certain Japanese equity securities. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Additionally, securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	The Securities are subject to currency hedge risk — The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Index provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the WisdomTree Japan Dividend Index. The WisdomTree Japan Dividend Index “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar.

While the WisdomTree Japan Dividend Index is designed and intended to have higher returns than an equivalent non-currency hedged investment when the Japanese yen is weakening relative to the U.S. dollar, various factors may prevent the WisdomTree Japan Dividend Index from fully reducing exposure to the risk of the Japanese yen weakening relative to the U.S. dollar, which may adversely impact the basket return and therefore the value of your Securities and any amount payable at maturity. The WisdomTree Japan Dividend Index is also designed and intended to have lower returns than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the basket return (as compared to returns of an equivalent unhedged investment) and therefore on the value of your Securities and any amount payable at maturity.

♦	A Low Volatility Index May Be Volatile — While the SPLV Fund is designed to track the performance of an underlying index, which has been designed in part to mitigate the effects of volatility, there is no assurance that either the SPLV Fund or its underlying index will be successful in doing so. It is also possible that the features of its underlying index designed to address the effects of volatility will instead adversely affect the return of such underlying index and, consequently, the return of the SPLV Fund and your Securities.
♦	The Securities are subject to risks associated with the technology sector — All of the equity securities included in the XLK Fund are issued by companies whose primary line of business is directly associated with the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the XLK Fund’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. As a result, the XLK Fund will be more volatile than a fund whose sector(s) is more diversified.
♦	The basket equities utilize a passive indexing investment approach — The basket equities are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the basket equities, utilizing a “passive” or indexing investment approach, attempt to approximate the investment performance of their respective underlying indices by investing in a portfolio of stocks that generally replicate such underlying index. Therefore, unless a specific stock is removed from an applicable underlying index, the basket equities generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the basket equities are subject to the risk that the investment strategy of the basket equities investment advisers may not produce the intended results.
♦	Small-Capitalization Risks — The Securities are linked to the IWM Fund and are subject to risks associated with small-capitalization companies. The IWM Fund may invest in companies that may be considered small-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	Mid-Capitalization Risks — The Securities are linked to the MDY Trust and are subject to risks associated with mid-capitalization companies. The MDY Trust may invest in companies that may be considered mid-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with return linked to the performance of the basket equities, may adversely affect the market prices of the basket equities and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities, or the issuers of securities constituting assets of the basket equity issuers, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. As UBS determines the economic terms of the Securities, including the multiplier, trigger level and maximum gain, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the diversified equity fund basket to which the Securities are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 28.
Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 3 years
Basket Starting Level:	100
Trigger Level:	75 (75% of Basket Starting Level)
Multiplier:	2.00
Maximum Gain:	37%
Range of Diversified Equity Fund Basket Performance:*	75% to -75%
*	The diversified equity fund basket performance range is provided for illustrative purposes only. The actual basket return may be below -75% and you therefore may lose up to 100% of your investment in the Securities.

Final Basket Level	Basket Return*	Payment at Maturity	Security Total Return at Maturity
175.000	75.00%	$13.70	37.00%
170.000	70.00%	$13.70	37.00%
165.000	65.00%	$13.70	37.00%
160.000	60.00%	$13.70	37.00%
155.000	55.00%	$13.70	37.00%
150.000	50.00%	$13.70	37.00%
145.000	45.00%	$13.70	37.00%
140.000	40.00%	$13.70	37.00%
135.000	35.00%	$13.70	37.00%
130.000	30.00%	$13.70	37.00%
125.000	25.00%	$13.70	37.00%
118.500	18.50%	$13.70	37.00%
115.000	15.00%	$13.00	30.00%
110.000	10.00%	$12.00	20.00%
105.000	5.00%	$11.00	10.00%
100.000	0.00%	$10.00	0.00%
95.000	-5.00%	$10.00	0.00%
90.000	-10.00%	$10.00	0.00%
85.000	-15.00%	$10.00	0.00%
80.000	-20.00%	$10.00	0.00%
75.000	-25.00%	$10.00	0.00%
70.000	-30.00%	$7.00	-30.00%
65.000	-35.00%	$6.50	-35.00%
60.000	-40.00%	$6.00	-40.00%
55.000	-45.00%	$5.50	-45.00%
50.000	-50.00%	$5.00	-50.00%
45.000	-55.00%	$4.50	-55.00%
40.000	-60.00%	$4.00	-60.00%
35.000	-65.00%	$3.50	-65.00%
30.000	-70.00%	$3.00	-70.00%
25.000	-75.00%	$2.50	-75.00%
*	The basket return excludes any cash dividend payments on the basket equities.

Example 1 — On the final valuation date, the diversified equity fund basket closes 10% above the initial basket level. Since the basket return is 10%, UBS will pay you 2.00 × the basket return, or a 20% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 2.00 × 10%) = $10.00 + $2.00 = $12.00

Example 2 — On the final valuation date, the diversified equity fund basket closes 35% above the initial basket level. Since 2.00 × the basket return of 35% is more than the maximum gain of 37%, UBS will pay you the maximum gain of 37%, and the payment at maturity is equal to $13.70 per Security.

Example 3 — On the final valuation date, the diversified equity fund basket closes 15% below the initial basket level. Since the basket return is -15% and therefore, the final basket level is above the trigger level of 75, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security.

Example 4 — On the final valuation date, the diversified equity fund basket closes 45% below the initial basket level. Since the basket return is -45% and therefore, the final basket level is below the trigger level of 75, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$10.00 + ($10.00 × -45%) = $5.50

Accordingly, if the final basket level is below the trigger level, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. You may lose up to 100% of your principal.

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity. You should make your own investigation into each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first calendar quarter of 2013, where applicable. Partial data is provided for the second calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and/or the Investment Company Act of 1940 (the “40 Act”). Companies with securities registered under the Exchange Act and the 40 Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. Each of the basket equity issuers faces its own risks and other competitive factors. All of those factors may affect the basket return and, consequently, the amount payable on your Security, if any, at maturity.

In some circumstances, the payment you receive on the Securities may be based on a different exchange traded fund issued by a different exchange traded fund and not on a basket equity. See “General Terms of the Notes —  Antidilution Adjustments — Reorganization Events” on page PS-37 of the product supplement.

Basket Equity	Initial Equity Price	Basket Weighting
iShares® MSCI Emerging Markets Index Fund	$39.31	20%
PowerShares S&P 500® Low Volatility Portfolio	$31.23	20%
The Technology Select Sector SPDR® Fund	$31.38	20%
iShares® MSCI United Kingdom Index Fund	$18.70	10%
iShares® Russell 2000 Index Fund	$97.72	10%
SPDR® S&P MidCap 400® ETF Trust	$213.82	10%
WisdomTree Japan Hedged Equity Fund	$42.76	10%

iShares® MSCI Emerging Markets Index Fund

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the EEM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares Trust. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Emerging Markets® Index. The EEM Fund will at all times invest at least 80% of its assets in the securities of the MSCI Emerging Markets® Index and American depositary receipts based on securities of the MSCI Emerging Markets® Index. The EEM Fund also may invest its other assets in securities not in the MSCI Emerging Markets® Index, futures contracts, options on futures contracts, options and swaps related to the MSCI Emerging Markets® Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets® Index that collectively has an investment profile similar to the MSCI Emerging Markets® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets® Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets® Index.

The MSCI Emerging Markets® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets® Index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of March 31, 2013, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.67% of the EEM Fund’s daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of March 31, 2013, the EEM Fund held stocks from the following 24 emerging markets (and the United States): Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Morocco, Netherlands, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand and Turkey. As of March 31, 2013, the EEM Fund’s three largest industry concentrations were financials, information technology and energy.

Information filed by the iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 033-97598 and 811-09102. The EEM Fund’s website is http://us.ishares.com/product_info/fund/overview/EEM.htm. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EEM Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EEM Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the EEM Fund on June 14, 2013 was 39.31. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/3/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/3/2011	12/30/2011	$42.80	$34.36	$37.94
1/3/2012	3/30/2012	$44.76	$38.23	$42.94
4/2/2012	6/30/2012	$43.54	$36.68	$39.19
7/2/2012	9/28/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35
1/2/2013	3/28/2013	$45.20	$41.80	$42.78
4/1/2013*	6/14/2013*	$44.23	$39.11	$39.31
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013, includes data for the period from April 1, 2013 through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of EEM Fund from August 27, 2003 through June 14, 2013, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

PowerShares S&P 500® Low Volatility Portfolio

We have derived all information contained in this pricing supplement regarding the PowerShares S&P 500® Low Volatility Portfolio (the “SPLV Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, Invesco PowerShares Capital Management LLC, the investment adviser of the SPLV Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPLV Fund.

The SPLV Fund seeks investment results that generally correspond, before fees and expenses, to the price and yield of the S&P 500® Low Volatility Index (the “SPLV Index”). The SPLV Fund will generally invest at least 90% of its total assets in common stocks that comprise the SPLV Index.

The SPLV Index is compiled, maintained and calculated by Standard & Poor's® and consists of the 100 stocks from the S&P 500® Index with the lowest realized volatility over the past 12 months, as provided by Standard & Poor's®. The SPLV Fund and the SPLV Index are rebalanced and reconstituted quarterly. The SPLV Fund generally invests in all of the securities comprising the Index in proportion to their weighting in the SPLV Index.

As of March 31, 2013, ordinary operating expenses of the SPLV Fund are expected to accrue at an annual rate of 0.25% of the SPLV Fund’s assets. Expenses of the SPLV Fund reduce the net value of the assets held by the SPLV Fund and, therefore, reduce the value of the shares of the SPLV Fund.

As of March 31, 2013, the SPLV Fund’s five largest company holdings include: Johnson & Johnson (1.46%), PepsiCo, Inc. (1.37%), General Mills, Inc. (1.36%), The Clorox Company (1.35%), and H. J. Heinz Company (1.33%).

Information filed by the PowerShares Exchange-Traded Fund Trust II with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-138490 and 811-21977. SPLV Fund’s website is http://www.invescopowershares.com/products/overview.aspx?ticker=splv. Shares of the SPLV Fund are listed on the NYSE Arca under ticker symbol “SPLV.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SPLV Fund.

Historical Information

The following table sets forth the quarterly high and low closing price for the SPLV Fund, based on the daily closing price as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the SPLV Fund on June 14, 2013 was $31.23. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/5/2011*	6/30/2011*	$25.45	$24.35	$25.03
7/1/2011	9/30/2011	$25.44	$22.18	$23.70
10/3/2011	12/30/2011	$26.06	$23.20	$25.93
1/3/2012	3/30/2012	$26.80	$25.66	$26.80
4/2/2012	6/30/2012	$27.58	$26.15	$27.58
7/2/2012	9/28/2012	$28.34	$27.38	$28.17
10/1/2012	12/31/2012	$28.63	$26.87	$27.68
1/2/2013	3/28/2013	$31.08	$28.19	$31.08
4/1/2013*	6/14/2013*	$32.51	$30.65	$31.23
*	Shares of the SPLV Fund commenced trading on NYSE Arca on May 5, 2011 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2011 includes data for the period from May 5, 2011 through June 30, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.
**	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of SPLV Fund from May 5, 2011 through June 14, 2013, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

The Technology Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding The Technology Select Sector SPDR® Fund (the “XLK Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XLK Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLK Fund.

The XLK Fund is one of nine separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The nine Select Sector Indexes upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLK Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index.

In seeking to track the performance of the Technology Select Sector Index, the XLK Fund employs a replication strategy, which means that the XLK Fund typically invests in substantially all of the securities represented in the Technology Select Sector Index in approximately the same proportions as the Technology Select Sector Index. Under normal market conditions, the XLK Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Technology Select Sector Index.

The Technology Select Sector Index includes companies from the following industries: computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductors & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; wireless telecommunication services; and office electronics. The Technology Select Sector Index is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500; (2) each stock in the S&P 500 is allocated to one and only one of the Select Sector Indexes; and (3) each Select Sector Index is calculated by Standard & Poor’s using a modified “market capitalization” methodology.

Information filed by The Select Sector SPDR® Trust with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 can be found by reference to its SEC file number: 333-57791 and 811-08837. The XLK Fund’s website is https://www.spdrs.com/product/fund.seam?ticker=XLK. Share of the XLK Fund are listed on the NYSE Arca under ticker symbol “XLK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the XLK Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the XLK Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the XLK Fund on June 14, 2013 was $31.38. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$16.31	$13.22	$15.62
4/1/2009	6/30/2009	$18.43	$16.06	$18.17
7/1/2009	9/30/2009	$20.99	$17.34	$20.87
10/1/2009	12/31/2009	$23.13	$20.25	$22.87
1/4/2010	3/31/2010	$23.26	$20.84	$23.09
4/1/2010	6/30/2010	$24.06	$20.40	$20.40
7/1/2010	9/30/2010	$23.15	$20.29	$23.02
10/1/2010	12/31/2010	$25.28	$22.84	$25.18
1/3/2011	3/31/2011	$27.01	$24.69	$26.07
4/1/2011	6/30/2011	$26.84	$24.49	$25.70
7/1/2011	9/30/2011	$26.74	$22.52	$23.57
10/3/2011	12/30/2011	$26.51	$23.04	$25.45
1/3/2012	3/30/2012	$30.44	$25.81	$30.15
4/2/2012	6/30/2012	$30.48	$27.20	$28.75
7/2/2012	9/28/2012	$31.66	$27.90	$30.83
10/1/2012	12/31/2012	$31.05	$27.62	$28.95
1/2/2013	3/28/2013	$30.43	$29.21	$30.27
4/1/2013*	6/14/2013*	$32.20	$29.31	$31.38
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of XLK Fund from August 19, 2002 through June 14, 2013, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

iShares® MSCI United Kingdom ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI United Kingdom Index Fund (the “EWU Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the EWU Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWU Fund.

The EWU Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the British market, as measured by the MSCI United Kingdom Index. The EWU Fund will at all times invest at least 90% of its assets in the securities of the MSCI United Kingdom Index and in depositary receipts representing securities in its MSCI United Kingdom Index. The EWU Fund may invest the remainder of its assets in other securities, including securities not in the MSCI United Kingdom Index, but which BFA believes will help the EWU Fund track the MSCI United Kingdom Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the MSCI United Kingdom Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

The MSCI United Kingdom Index is sponsored by MSCI Inc. (“MSCI”) that is independent of the EWU Fund and BFA. MSCI determines the composition and relative weightings of the securities in the MSCI United Kingdom Index and publishes information regarding the market value of the MSCI United Kingdom Index. The MSCI United Kingdom Index consists of stocks traded primarily on the London Stock Exchange. Components primarily include consumer staples, energy and financial companies. The components of the MSCI United Kingdom Index, and the degree to which these components represent certain industries, may change over time.

As of March 31, 2013, ordinary operating expenses of the EWU Fund are expected to accrue at an annual rate of 0.53% of the EWU Fund’s assets. Expenses of the EWU Fund reduce the net value of the assets held by the EWU Fund and, therefore, reduce the value of the shares of the EWU Fund. As of March 31, 2013, the EWU Fund’s five largest company holdings include: HSBC Holdings PLC (7.77%), Vodafone Group PLC (5.52%), BP PLC (5.27%), Royal Dutch Shell PLC-A SHS (4.78%), and GlaxoSmithKline (4.54%).

Information filed by the iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 033-97598 and 811-09102. The EWU Fund’s website is http://us.ishares.com/product_info/fund/overview/EWU.htm. Shares of the EWU Fund are listed on the NYSE Arca under ticker symbol “EWU.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EWU Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EWU Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the EWU Fund on June 14, 2013 was $18.70. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$12.91	$9.00	$10.48
4/1/2009	6/30/2009	$14.21	$10.77	$13.21
7/1/2009	9/30/2009	$16.02	$12.51	$15.51
10/1/2009	12/31/2009	$17.13	$15.00	$16.20
1/4/2010	3/31/2010	$16.93	$14.71	$16.25
4/1/2010	6/30/2010	$17.05	$13.44	$13.44
7/1/2010	9/30/2010	$16.60	$13.60	$16.36
10/1/2010	12/31/2010	$17.95	$16.16	$17.37
1/3/2011	3/31/2011	$18.53	$16.75	$17.92
4/1/2011	6/30/2011	$19.11	$16.97	$17.81
7/1/2011	9/30/2011	$18.15	$14.60	$14.77
10/3/2011	12/30/2011	$17.50	$14.48	$16.16
1/3/2012	3/30/2012	$17.78	$16.10	$17.30
4/2/2012	6/30/2012	$17.69	$15.28	$16.29
7/2/2012	9/28/2012	$17.95	$15.85	$17.41
10/1/2012	12/31/2012	$18.04	$16.81	$17.94
1/2/2013	3/28/2013	$18.51	$17.64	$18.27
4/1/2013*	6/14/2013*	$19.43	$17.89	$18.70
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of EWU Fund from September 3, 2002 through June 14, 2013, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

iShares® Russell 2000 Index Fund

We have derived all information contained in this pricing supplement regarding the iShares® Russell 2000 Index Fund (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IWM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the Russell 2000. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of March 31, 2013, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.23% of the IWM Fund’s daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of March 31, 2013, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financial Services (23.94%), Consumer Discretionary (14.83%), Producer Durables (14.36%), Technology (13.33%), Health Care (12.36%), Materials & Processing (7.74%), Energy (5.99%), Utilities (4.11%), Consumer Staples (3.11%) and Other Securities (0.34%).

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-92935 and 811-09729. The IWM Fund’s website is http://us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the IWM Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the IWM Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the IWM Fund on June 14, 2013 was $97.72. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$42.82	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/4/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/3/2011	3/31/2011	$84.17	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/3/2011	12/30/2011	$76.45	$60.97	$73.69
1/3/2012	3/30/2012	$84.41	$74.56	$82.85
4/2/2012	6/30/2012	$83.79	$73.64	$79.65
7/2/2012	9/28/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/2/2013	3/28/2013	$94.80	$86.65	$94.26
4/1/2013*	6/14/2013*	$99.25	$89.58	$97.72
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of IWM Fund from June 14, 2002 through June 14, 2013, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

SPDR® S&P MidCap 400® ETF Trust

We have derived all information contained in this pricing supplement regarding the SPDR® S&P MidCap 400® ETF Trust (the “MDY Trust”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the MDY Trust and The Bank of New York Mellon, the trustee of the MDY Trust (the “Trustee”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the MDY Trust.

The MDY Trust is a unit investment trust that issues securities called “Trust Units” or “Units” of the MDY Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the MDY Trust. The MDY Trust is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the MDY Trust to conform to changes in the composition and/or weighting structure of the S&P MidCap 400® Index. Although the MDY Trust may at any time fail to own certain securities included within the S&P MidCap 400® Index, the Trust will be substantially invested in the constituent stocks of the S&P MidCap 400® Index.

The S&P MidCap 400® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P MidCap 400® Index at any time. The S&P MidCap 400® Index is composed of four-hundred (400) selected stocks of United States companies, all of which are listed on national stock exchanges and cover over 7% of the U.S. equities market, with a market capitalization in the range of US$ 1 billion to US$ 4.5 billion. Since 1991, the S&P MidCap 400® Index has provided investors with a benchmark for mid-sized companies.

As of March 31, 2013, ordinary operating expenses of the MDY Trust are expected to accrue at an annual rate of 0.25% of the MDY Trust’s daily net asset value. Expenses of the MDY Trust reduce the net value of the assets held by the MDY Trust and, therefore, reduce the value of each SPDR.

As of March 31, 2013, the MDY Trust held stocks of U.S. companies in the following industry sectors: Financials (23.19%), Industrials (17.37%), Information Technology (15.07%), Consumer Discretionary (12.42%), Health Care (9.61%), Materials (6.75%), Energy (5.97%), Utilities (5.09%), Consumer Staples (3.67%) and Telecommunication Services (0.44%).

Information filed by the MDY Trust with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 can be found by reference to its SEC file number: 033-89088 and 811-08972. The MDY Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=mdy. Shares of the MDY Trust are listed on the NYSE Arca under ticker symbol “MDY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the MDY Trust.

Historical Information

The following table sets forth the quarterly high and low closing prices for the MDY Trust, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the MDY Trust on June 14, 2013 was $213.82. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$101.54	$73.63	$88.65
4/1/2009	6/30/2009	$109.15	$89.82	$105.31
7/1/2009	9/30/2009	$128.56	$99.39	$125.28
10/1/2009	12/31/2009	$134.20	$119.54	$131.76
1/4/2010	3/31/2010	$145.22	$125.76	$143.16
4/1/2010	6/30/2010	$154.03	$129.16	$129.16
7/1/2010	9/30/2010	$145.59	$126.93	$145.59
10/1/2010	12/31/2010	$165.71	$144.46	$164.68
1/3/2011	3/31/2011	$179.55	$165.05	$179.55
4/1/2011	6/30/2011	$184.61	$169.01	$177.40
7/1/2011	9/30/2011	$183.58	$140.96	$142.13
10/3/2011	12/30/2011	$166.06	$135.39	$159.54
1/3/2012	3/30/2012	$182.84	$160.84	$180.67
4/2/2012	6/30/2012	$182.28	$162.51	$171.30
7/2/2012	9/28/2012	$187.35	$166.37	$179.92
10/1/2012	12/31/2012	$188.05	$172.52	$185.71
1/2/2013	3/28/2013	$209.72	$190.72	$209.72
4/1/2013*	6/14/2013*	$221.19	$201.00	$213.82
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of MDY Trust from January 3, 2000 through June 14, 2013, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

WisdomTree Japan Hedged Equity Fund

We have derived all information contained in this pricing supplement regarding the WisdomTree Japan Hedged Equity Fund (the “DXJ Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by the WisdomTree Trust (the “Trust”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the DXJ Fund.

The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Index provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the WisdomTree Japan Dividend Index. The WisdomTree Japan Dividend Index “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar. The WisdomTree Japan Dividend Index is designed to have higher returns than an equivalent non-currency hedged investment when the yen is weakening relative to the U.S. dollar. Conversely, the WisdomTree Japan Dividend Index is designed to have lower returns than an equivalent unhedged investment when the yen is rising relative to the U.S. dollar.

The DXJ Fund employs a “passive management”  — or indexing — investment approach designed to track the performance of the WisdomTree Japan Hedged Equity Index. The DXJ Fund attempts to invest substantially all of its assets in the common stocks that make up the WisdomTree Japan Hedged Equity Index. The DXJ Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the Index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the WisdomTree Japan Hedged Equity Index as a whole.

As of March 31, 2013, the net expense ratio of the DXJ Fund is expected to accrue at an annual rate of 0.48% of the DXJ Fund’s daily net asset value. Expenses of the DXJ Fund reduce the net value of the assets held by the DXJ Fund and, therefore, reduce value of the shares of the DXJ Fund.

As of March 31, 2013, the DXJ Fund held stocks of Japanese companies in the following industry sectors: Industrials (23.32%), Consumer Discretionary (18.87%), Information Technology (15.47%), Health Care (14.02%), Materials (11.47%), Consumer Staples (9.51%), Financials (7.25%) and Energy (0.09%).

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-132380 and 811-21864. The DXJ Fund’s website is http://www.wisdomtree.com/etfs/fund-details.aspx?etfid=18#overview. Shares of the DXJ Fund are listed on the NYSE Arca under ticker symbol ”DXJ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the DXJ Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the DXJ Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the DXJ Fund on June 14, 2013 was $42.76. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$38.70	$28.75	$32.78
4/1/2009	6/30/2009	$38.92	$33.13	$37.97
7/1/2009	9/30/2009	$41.72	$37.23	$40.60
10/1/2009	12/31/2009	$40.60	$37.35	$39.33
1/4/2010	3/31/2010	$42.74	$39.90	$42.24
4/1/2010	6/30/2010	$42.88	$35.57	$35.64
7/1/2010	9/30/2010	$37.19	$34.73	$36.02
10/1/2010	12/31/2010	$38.74	$34.55	$38.17
1/3/2011	3/31/2011	$41.21	$33.50	$36.87
4/1/2011	6/30/2011	$37.23	$34.39	$36.14
7/1/2011	9/30/2011	$37.06	$31.56	$32.52
10/3/2011	12/30/2011	$33.06	$30.49	$31.34
1/3/2012	3/30/2012	$37.02	$31.40	$36.90
4/2/2012	6/30/2012	$36.71	$30.08	$33.18
7/2/2012	9/28/2012	$33.42	$30.34	$31.62
10/1/2012	12/31/2012	$36.88	$30.77	$36.88
1/2/2013	3/28/2013	$44.23	$36.66	$43.18
4/1/2013*	6/14/2013*	$52.91	$40.82	$42.76
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of DXJ Fund from September 20, 2006 through June 14, 2013, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Trigger ROS product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the diversified equity fund basket. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities. Subject to the “constructive ownership” rules, discussed below, any gain or loss recognized upon sale, exchange or settlement of the Securities should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities, and short-term capital gain or loss otherwise.

Since the Securities are linked to equity interests in exchange traded funds, there is a risk that the Securities would be treated as a “constructive ownership transaction” as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of a basket equity). If an investment in Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-46 of the Trigger ROS product supplement) in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). It is not clear how the “net underlying long-term capital gain” or “Excess Gain” would be computed in respect of a Security. It is possible, for example, that the “net underlying long-term capital gain” might be calculated in respect of each basket equity and could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the Security the holder had invested a pro rata portion of the face amount of the Security in shares of each basket equity and sold those shares for their fair market value on the date the Security is sold, exchanged or retired, and that the long term capital gain recognized in respect of a Security could be allocated to each basket equity based on the weighting of each basket equity in order to determine the aggregate “Excess Gain” in respect of a Security. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Accordingly, all or a portion of any gain on the sale or settlement of a Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-48 of the Trigger ROS product supplement, and that the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger ROS product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income.  Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders.  Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.